EXHIBIT 15.1

Awareness Letter of Deloitte & Touche LLP

Bank of America, N.A. as Trustee
for the Permian Basin Royalty Trust:

We are aware that Permian Basin Royalty Trust and Burlington Resources Inc. have incorporated by reference in their Registration Statement No. 333-124056-01 on Form S-3, Permian Basin Royalty Trust’s Form 10-Q for the quarter ended March 31, 2005, which includes our report dated May 5, 2005, covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

DELOITTE & TOUCHE LLP

Dallas, Texas
May 5, 2005

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